Exhibit 10.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

August 12, 2026
Rajendra Talluri
10604 Ainsworth Drive
Los Altos
CA 94024
United States

Dear Raj:
It is with great pleasure that we offer you the full-time position of Chief Executive Officer and President of Kulicke and Soffa Industries, Inc. (“KSI”), reporting to the Board of Directors of KSI (the “Board”). As part of your employment, you will also be appointed to the Board effective August 17, 2026. You will be an employee of Kulicke & Soffa Pte. Ltd. (the “Company”). This letter agreement outlines the principal terms and conditions of your offer of employment.
Start Date
Provided that you satisfy the conditions described in this letter agreement and you possess a valid work pass, your first day of employment with the Company will be September 1, 2026, or another date mutually agreed upon in writing between you and the Board. The actual day you begin employment with the Company will be hereinafter referred to as the “Start Date”.
Location and Working Hours
Your primary work location will be in Singapore. Any changes to your work location shall be subject to the Board’s approval. You will be expected to perform your duties from this location, except for business travel as may be required from time to time in your role with the Company.
Working hours are generally scheduled as follows:
Work Week : Mondays to Fridays (daily)
Work hours : 8.30 am to 5.30 pm
The above working hours may be revised or varied as you shall reasonably determine in order to perform your duties. You may be required to work additional hours to meet the Company’s commitments and fulfill your duties and responsibilities.
Compensation
Base Salary: As a salaried, exempt employee of the Company, your base salary will be US$750,000 per year, payable in accordance with the Company’s practice.
Incentive Target: You will participate in the KSI Incentive Compensation Plan. Your annual incentive target is referenced to 110% of your annual base salary (“Annual Bonus”), with a payout range of between 0% and 200% of target, based on performance. Performance targets will be determined by the Management Development and Compensation Committee of the Board (the “MDCC”). The determination of your incentive payout will be based on KSI’s corporate results.

Incentives are awarded and paid annually with payment no later than three (3) months following the end of the performance year, which is the fiscal year of KSI. To earn an incentive payment for any particular performance year: (i) KSI and you must achieve applicable performance metrics as established by MDCC; and (ii) you must remain employed by the Company on the date the incentive payment is paid. The terms of the Incentive Compensation Plan may be revised by the MDCC and notified to you at any time, but shall not adversely affect you with respect to a performance year once the performance targets have been determined for that performance year. Please refer to KSI’s Proxy Statement dated January 22, 2026 for more information on the KSI Incentive Compensation Plan.
New Hire Equity Grant Award: As an incentive to join the Company and serve as the Chief Executive Officer and President of KSI, you will receive a new hire equity grant award with a target value of US$14,000,000. The grant will be made on the Start Date. This award will be granted in the form of 50% in Restricted Stock Units of KSI (“New Hire RSUs”) and 50% in Performance Share Units of KSI (the “New Hire PSUs”, and together with the New Hire RSUs, the “New Hire Equity Grant Award”) under the KSI 2021 Omnibus Incentive Plan:
•The New Hire RSUs are eligible to vest based on your continued service over a 36-month period, with one-third vesting on each anniversary of the grant date.
•New Hire PSUs are eligible to vest based on your continued service through the third anniversary of the grant date, with vesting determined based on KSI’s total shareholder return (“TSR”) performance relative to the TSR of the applicable Peer Group (as defined below) in accordance with KSI’s annual PSU program then in effect, measured over a three-year performance period ending at the end of the calendar month following the third anniversary of the Start Date.
Annual Equity Award: Your initial target annual equity award will be US$6,000,000. The initial grant is scheduled to be made during the first quarter of KSI’s fiscal year 2027, on a date to be approved by the MDCC. The annual equity award is expected to be a mix of 40% in RSUs of KSI (“Annual RSUs”) and 60% in PSUs of KSI (“Annual PSUs” and with the Annual RSUs, the “Equity Award”) under the KSI 2021 Omnibus Incentive Plan:
•The Annual RSUs are eligible to vest based on your continued service over a 36-month period, with one-third vesting on each anniversary of the grant date.
•The Annual PSUs are eligible to vest based on your continued service through the third anniversary of the grant date, with vesting based on KSI’s TSR performance relative to the applicable Peer Group in accordance with KSI’s annual PSU program then in effect, measured over a three-year performance period beginning at the grant date and ending at the end of the calendar month following the third anniversary of the grant date.
For the purposes of the foregoing New Hire Equity Grant Award and Equity Award, the “Peer Group” consists of companies within the GICS 45301020 (Semiconductors) industry code, excluding companies traded on the Pink Sheets LLC Exchange. This is measured over a three-year performance period commencing on the respective grant dates, the vesting to be based on KSI’s TSR relative to the Peer Group’s TSR, measured over a three-year performance period commencing on the respective grant dates.
It is expected that while you continue to be employed by the Company, you will receive an equity award with terms and conditions determined by the MDCC during the first fiscal quarter of each fiscal year of KSI that you remain so employed, beginning with the 2028 fiscal year of KSI.
Notwithstanding anything in this letter agreement to the contrary (excepting the discussion of the treatment of your equity awards in the “Severance” section below), all equity awards shall remain subject to the terms and conditions of the applicable award agreements, the KSI 2021 Omnibus Incentive Plan, each as amended from time to time. In the event of any inconsistency, the applicable award agreement and plan document shall govern, except as noted in the preceding sentence. Please refer to KSI’s Proxy Statement dated January 22, 2026 and the KSI 2021 Omnibus Incentive Plan for plan details.

Benefits
As an employee of the Company, you will be eligible to participate in Company-sponsored benefits generally made available to the Company’s employees. Additionally,
•You will be entitled to a housing allowance of US$10,000 per month while your work location is in Singapore for a period of 24 months commencing on the date that you select that occurs within ninety (90) days of the Start Date, subject to applicable taxes and withholdings.
•You will be eligible for medical and dental insurance through the Company’s Aetna Global group coverage, subject to the terms and conditions of such plans.
•You will be entitled to paid vacation of twenty-two (22) days per year in accordance with the Company’s vacation policy, as in effect from time to time.
•The Company will process and pay for any locally required documentation to enable you to work and live in Singapore. Any offer of employment in Singapore will be subject to immigration approval as needed. You are responsible for providing all required personal documentation.
•The Company will provide relocation reimbursement to you to help defray any out-of-pocket relocation expenses paid by you up to a maximum total amount of US$100,000, subject to applicable taxes and withholdings. Any relocation expense to be reimbursed must be incurred within nine (9) months of your Start Date. Relocation expense includes temporary living arrangements, movement of household goods to Singapore, new home set-up and travel to Singapore.
•The Company will reimburse you for documented fees and costs that you incur for legal counsel to review and finalize the terms of this offer letter and related documentation up to a maximum total amount of US$25,000.
Severance
Severance Outside of Change-in-Control: If either the Board terminates your employment for any reason other than for “Cause” or if you resign for “Good Reason” (as such terms are defined in the KSI Executive Severance Pay Plan (the “Severance Plan”)), and such termination or resignation was not within 18 months after a Change of Control (as defined in the change of control agreement referenced below) of KSI, subject to your signing the Separation Agreement (defined below) and the Separation Agreement becoming effective within sixty (60) days of your last day of employment, you will be eligible for the following:
•Salary continuation payments (based on your base salary as of the last day of your employment) on the Company’s regularly scheduled pay dates for 24 months following your termination date (the “Severance Period”). If the 60 day period to sign the Separation Agreement begins in one calendar year and ends in a second calendar year, the salary continuation payments shall begin to be paid in the second calendar year by the last day of such 60-day period, and the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date the Separation Agreement became effective.
•Continuation of your participation in the Company’s medical, prescription drug, dental, and vision benefit programs for any applicable severance period with no premium cost to you.
•Continuation of your participation in the Company’s life insurance program to a maximum of six months after the last day of your employment, subject to the agreement of the life insurance provider, at no premium cost to you.
Please refer to the KSI 2021 Omnibus Incentive Plan and your award agreements thereunder for the terms of equity awards upon a termination without “Cause”. The parties agree that notwithstanding the terms of the KSI 2021 Omnibus Incentive Plan and your award agreements, the then outstanding RSU grants under your New Hire Equity Grant Award will become vested and each of your then outstanding PSUs under your New Hire Equity Grant Award will become vested on a pro-rated basis based on the actual TSR performance of KSI compared to that of the applicable Peer Group based on performance from the beginning of the three-year performance period to your last day of employment.

For the purposes of this letter agreement, “Separation Agreement” shall mean a separation agreement in a form reasonably satisfactory to KSI, subject to mutual and good faith agreement between you and the Board, containing customary terms and conditions that you execute and not revoke within the applicable review and revocation period.
The parties agree that no adverse changes may be made to the terms and conditions of the Severance Plan affecting you without your prior written consent.
Change-in-Control Severance: We will provide to you a change of control agreement, which will, provide that if your employment is terminated by KSI for any reason other than Cause, or you terminate your employment voluntarily for Good Reason, in either case within 18 months after a Change of Control of KSI, you will receive the following payments and benefits:
•A lump sum amount equal to 24 months of your base salary (based on your base salary as of the last day of your employment) plus your target Annual Bonus (“target” is 100% achievement), subject to your signing the Separation Agreement and the Separation Agreement becoming effective within sixty (60) days of your last day of employment. The timing of these payments is subject to the six-month delay described below in this letter agreement in the paragraph entitled “Section 409A”.
•Continuation of your participation in the Company’s medical, prescription drug, dental, and vision benefit programs for any applicable severance period with no premium cost to you.
•Continuation of your participation in the Company’s life insurance program for a maximum of six months after the last day of your employment, subject to the agreement of the life insurance provider, at no premium cost to you.
Please refer to the 2021 Omnibus Incentive Plan and the forms of award agreements thereunder for the terms of equity awards upon a change in control of KSI. The parties agree that notwithstanding the terms of the KSI 2021 Omnibus Incentive Plan and your award agreements, 100% of all of your then outstanding RSU grants will become vested and each of your then outstanding PSUs will become vested based on the greater of: (1) achievement of target level performance; or (2) actual TSR performance of KSI compared to that of the applicable Peer Group based on performance from the beginning of the three-year performance period to your last day of employment. You understand that the Board of Directors of KSI may review change in control arrangements with you and other executives in the future in light of, among other things, changes in applicable regulations or market practices, but that no adverse changes may be made to the terms and conditions of your change in control arrangement without your prior written consent.
Equity Ownership Guidelines: You will be expected to reach and maintain an ownership level of three times your annual base salary within five (5) years of the Start Date. Until you achieve the stock ownership requirement, you will be required to retain at least 50% of your pre-tax vested stock awards. A copy of the Equity Ownership Guidelines will be provided to you. Such Equity Ownership Guidelines are subject to modification by the Board of Directors of KSI in light of, among other things, changes in applicable regulations or market practices.
Recovery of Previously Paid Executive Compensation
If the Board of Directors of KSI or the MDCC determines that any fraud, gross negligence or intentional misconduct by you was a significant factor contributing to KSI restating all or a portion of its financial statement(s), the Board of Directors of KSI or the MDCC will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence, to the extent permissible under applicable law. The Board of Directors of KSI or the MDCC will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion and to the extent permissible under applicable law: (i) require reimbursement to KSI of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the policy, KSI may, to the extent permissible under applicable law, seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The terms of this policy are subject to modification by the Board of Directors of KSI in light of, among other things, changes in applicable regulations or market practices.

Full Time Employment
You will devote your full time, attention, and energies to the business of the Company, and will not engage in any other business activity. You are permitted to serve on the boards of directors of other companies, only with the prior consent of the Board of Directors of KSI, which shall not be unreasonably withheld, and as long as such service on outside boards of directors does not, in the reasonable determination of the Board of Directors of KSI, conflict or interfere with your duties to the Company.
You are permitted to: (i) manage your passive financial investments in consultation with your personal financial advisors; and (ii) engage in charitable or civic activities on a volunteer basis, including serving on the governing body of charitable or civic organizations; provided that all times that such activities do not create an actual or potential conflict of interest with the Company, interfere with your duties, or otherwise adversely affect the interests or reputation of the Company, as reasonably determined by the Board.
Litigation and Regulatory Cooperation
During and after your employment, you shall reasonably cooperate with the Company and its parent, subsidiaries and affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while you were employed by the Company. During and after your employment, you also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. In the event that your cooperation is requested after the termination of your employment, the Company shall: (i) use its reasonable efforts to minimize interruptions to your personal and professional schedule; and (ii) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.
Other Provisions
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
Employee Declaration. You are required to sign and return the separate Employee Declaration as a condition of employment with the Company. The Employee Declaration contains the Company’s code of business conduct, code of ethics for senior financial officers, and provisions on certain ethical and contractual obligations including but not limited to standards of conduct, confidentiality, disclosure, and assignment of rights, non-compete and/or non-solicitation.
Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that KSI and the Company do not have a duty to design their compensation policies in a manner that minimizes your tax liabilities.
Section 409A. The parties intend that this letter agreement be administered in compliance with, or exempt from, Section 409A of the U.S. Internal Revenue Code of 1986, as amended ("Section 409A"), and this letter agreement shall be construed accordingly.
If, at the time of your separation from service, KSI determines that you are a "specified employee" within the meaning of Section 409A, then any payment or benefit payable upon your separation from service that is subject to Section 409A shall be delayed until the earlier of: (i) six months and one day following your separation from service; or (ii) your death. Any delayed payments shall be accumulated and paid in a lump sum at the end of such delay period, and any remaining payments shall be made in accordance with their original schedule.
To the extent any payment or benefit under this letter agreement constitutes nonqualified deferred compensation subject to Section 409A and is payable upon your termination of employment, such payment or benefit shall be payable only upon your separation from service within the meaning of Section 409A. Each payment under this letter agreement shall be treated as a separate payment for purposes of Section 409A.

All reimbursements and in-kind benefits provided under this letter agreement shall be made or provided in accordance with Section 409A, including that: (i) the amount eligible for reimbursement or provision in one taxable year shall not affect the amount eligible in any other taxable year; (ii) reimbursements shall be made as soon as reasonably practicable and no later than the end of the taxable year following the year in which the applicable expense is incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
Neither KSI nor the Company makes any representation or warranty regarding the tax treatment of any payment or benefit under this letter agreement and shall have no liability for any taxes, penalties, interest or other costs imposed under Section 409A.
Interpretation, Amendment and Enforcement. This letter agreement, the Employee Declaration, any equity award agreements, and any other plans or programs referenced herein constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Singapore law, excluding laws relating to conflicts or choice of law. If the parties are unable to resolve a Dispute or claim amicably, such Dispute or claim shall be submitted to and finally be resolved by arbitration at the Singapore International Arbitration Centre, and the arbitration rules shall be the arbitration rules of the Singapore International Arbitration Centre in force at that time. All arbitration proceedings shall be in the English language. The governing law of this arbitration agreement shall be Singapore law, without reference to its conflicts of laws rules.
No Conflicting Obligations. By executing this letter agreement, you represent and warrant that your performance under this letter agreement does not and will not breach any agreement you have entered into with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
Similarly, you agree not to bring any confidential third-party information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
By signing and accepting this offer, you represent and warrant that: (i) other than your obligations to protect the confidential information of any prior employer or other prior service recipient, you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter agreement.

You may indicate your agreement with these terms and accept this offer by signing and returning a copy of this letter agreement. This offer, if not accepted, will expire at the close of business on August 14, 2026.

Very truly yours, KULICKE AND SOFFA INDUSTRIES, INC.

/s/ PETER T. KONG
Peter T. Kong Chairman of the Board

I have read and accept this employment offer:

/s/ RAJ TALLURI
Signature

Raj Talluri
Print Name

August 13, 2026
Date